SEPARATION AND RELEASE AGREEMENT

This confidential SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into effective July 17, 2009 by and between TERRI FREY MAXWELL, an individual residing at 6850 Sonoma, Irving, TX 75039 (“Ms. Maxwell”), and MANNATECH, INCORPORATED, a Texas corporation (the “Company”).

RECITALS:

WHEREAS, Ms. Maxwell and the Company are the parties to an employment agreement dated August 28, 2008, as amended, whereby Ms. Maxwell has been employed by the Company as its Senior Vice President Global Brand Development and Chief Marketing Officer (the “Employment Agreement”);

WHEREAS, the Company and Ms. Maxwell have agreed not to continue her employment with the Company;

WHEREAS, Ms. Maxwell’s last day of employment is June 22, 2009;

WHEREAS, Ms. Maxwell and the Company desire to resolve any and all potential disputes or claims arising from or in any way connected with her employment with and separation from the Company; and

WHEREAS, the Company and Ms. Maxwell have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises, agreements and valuable consideration contained herein, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.         Separation from Employment. Ms. Maxwell and the Company mutually agree that her employment as Senior Vice President Global Brand Development and Chief Marketing Officer, any and all other employment positions she may have held with the Company or any of its affiliates or subsidiaries, shall terminate effective June 22, 2009 (the “Employment Termination Date”). The parties agree and stipulate that their mutual agreement to terminate the employment relationship and all other terms agreed to herein do not breach or violate any provisions of the Employment Agreement, including without limitation Section 2.1 ("Term") or Section 9.3 ("Severance"). The Employment Agreement is attached hereto as Exhibit "A."

2.         Separation Payments and Benefits. In exchange for execution of this Agreement and Ms. Maxwell’s release of claims against the Releasees (as defined in Paragraph 3) the parties agree as follows:

(a)       Separation Payment. The Company will pay Ms. Maxwell a separation payment in an amount equal to the continuation of her base salary, less applicable taxes and withholding, commencing on the Employment Termination Date and ending on August 27, 2010

("Separation Pay Period"). This separation payment will be paid to Ms. Maxwell in regular installments on the usual and customary pay dates of the Company, provided that she has not revoked this Agreement pursuant to Paragraph 21(b) below and is otherwise in compliance with this Agreement.

(b)       Outplacement Assistance. The Company shall provide Ms. Maxwell with outplacement assistance through the Drake, Beam and Morin (“DBM”) Executive Program. DBM’s fees will be paid directly to DBM by the Company.

(c)       COBRA. Effective as of the Employment Termination Date, Ms. Maxwell shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. During the Separation Pay Period, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage; provided, however, the Company will discontinue and no longer be obligated to pay the share of such premium if Ms. Maxwell obtains new employment before the end of the Separation Pay Period. The remaining balance of any premium costs, and all premium costs after the Separation Pay Period or after Ms. Maxwell obtains new employment, whichever occurs first, shall be paid by Ms. Maxwell on a monthly basis for as long as, and to the extent that, she remains eligible for COBRA continuation. Ms. Maxwell will be provided information on her COBRA rights by separate correspondence and should consult those materials for details regarding her COBRA benefits.

(d)       Company Car. On the Employment Termination Date Ms. Maxwell shall return to the Company the leased vehicle, a 2008 Lexus RX, provided for her use by the Company under the terms of her Employment Agreement.

(e)       Reimbursement of Expenses. The Company shall reimburse Ms. Maxwell for all reasonable and approved business expenses incurred, but not yet paid, through the Employment Termination Date.

(f)        Effect of Revocation, Noncompliance. The Company will have no obligation to make the payment or to provide the assistance described in Paragraphs 2(a)-(c) if Ms. Maxwell has revoked this Agreement pursuant to Paragraph 21(b) below, or if Ms. Maxwell is otherwise in non-compliance with this Agreement at the time the payment and assistance are due.

(g)       Acknowledgments. Ms. Maxwell acknowledges that the separation payment and assistance described in Paragraphs 2(a)-(c) are good and valuable consideration for the release and other covenants she is making in this Agreement and are in addition to any consideration to which she may already be entitled. Ms. Maxwell also acknowledges and agrees that neither the Company nor its attorneys have made any representations regarding the tax consequences, if any, of the separation payment and assistance provided in Paragraphs 2(a)-(c).

3.	Release.

(a)       General Release. As a material inducement for the Company to enter this Agreement, Ms. Maxwell hereby GENERALLY RELEASES AND FOREVER DISCHARGES the Company, and all of its respective current and former parent corporations, subsidiaries, affiliates, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, employees and all of their respective current and former parent corporations, subsidiaries, affiliates, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, employees, and heirs (referred to herein as “Releasees”) from any and all claims, complaints, liabilities or obligations of any kind whatsoever, whether known or unknown, arising in tort or contract, which Ms. Maxwell may have, now has, or has ever had arising from Ms. Maxwell’s employment with the Company or the termination of that employment, or any other matter or event which may have occurred as of the date this Agreement is executed by the Company and Ms. Maxwell (“Released Claims”). Ms. Maxwell understands and agrees that the Released Claims include, but are not limited to, any and all claims, complaints, liabilities or obligations under applicable international, federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), and the Older Worker Benefit Protection Act (“OWBPA”), and any federal, state, local, or municipal whistleblower protection or anti-retaliation statute or ordinance.

(b)       Waiver of Right to Bring Released Claims. Ms. Maxwell further agrees not to bring any Released Claims against the Releasees, either individually or collectively; provided, however, that Ms. Maxwell retains the right to challenge the validity of the release of her ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA. Nothing in this Paragraph 3(b) shall interfere with Ms. Maxwell’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or other federal or state regulatory or law enforcement agency. However, the consideration provided to Ms. Maxwell in this Agreement shall be the sole relief provided for the Released Claims and Ms. Maxwell will not be entitled to recover and Ms. Maxwell agrees to waive any monetary benefits or recovery against the Releasees in connection with any such charge or proceeding without regard to who has brought such charge or proceeding.

(c)       Costs of Enforcement. Ms. Maxwell agrees that if she breaches this Agreement and brings a Released Claim against any of the Releasees or otherwise breaches this Agreement, Ms. Maxwell shall be liable for any and all expenses incurred by the person or entity who has to defend the action, including reasonable attorney’s fees; provided, however, that this Paragraph 3(c) shall not apply to charges filed by Ms. Maxwell with the EEOC or other federal or state regulatory or law enforcement agency, or to claims initiated by Ms. Maxwell, to challenge the validity of the release of ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA.

4.         Communications with the Company. Ms. Maxwell agrees to direct all communications with the Company concerning Company business, marketing or information technology matters, Confidential Information (as defined below), and/or Ms. Maxwell’s employment and separation from the Company (referred to herein as “Company Business”) to the Chief Financial Officer (“CFO”) and not to communicate with any Company employee, employee of an affiliate or subsidiary of Company, Associate, or outside service provider concerning Company Business for a period of two years from the Termination Date unless Ms.

Maxwell is expressly directed to do so by the CFO. By signing this Agreement, Ms. Maxwell represents and warrants that she has not, since the Employment Termination Date (June 22, 2009), communicated with anyone at the Company, including any Company employee or Associate, or with any outside service provider for the Company, other than the CFO, the General Counsel, the Director-Global Human Resources, Staffing, and Employee Relations, and/or as specifically directed by the one of these officers, concerning Company Business, with the exception of informing Company employees that her employment was terminated. If Ms. Maxwell is contacted by any Company employee, employee of an affiliate or subsidiary of Company, Associate, or outside service provider for the Company, other than the CFO, the General Counsel, the Director-Global Human Resources, Staffing, and Employee Relations, or as specifically directed by one of these officers, concerning Company Business for a period of two years from the Termination Date, Ms. Maxwell agrees to immediately notify the CFO via email to sfenstermacher@mannatech.com or as otherwise directed by the CFO in writing. This Paragraph 4 does not apply to communications unrelated to Company Business by Ms. Maxwell with employees or Associates of the Company during their off-duty time.

5.         Non-Disclosure of Confidential Information. Ms. Maxwell represents that she has not disclosed and will not disclose the Company’s Confidential Information as defined in this Paragraph 5, whether written or verbal, and whether provided by, or acquired as a result of her employment with the Company or other Releasees, and not to release, use, or disclose that information except with the prior written permission of the General Counsel. “Confidential Information” means information disclosed to or known to Ms. Maxwell as a direct or indirect consequence of or through her employment with the Company, including without limitation, the Company’s or any other Releasees’ business, methods, business plans, financial records and/or plans, operations, products, processes and services, including, but not limited to, information relating to research, development, inventions, recommendations, programs, systems and systems analysis, flow charts, finances and financial statements, marketing plans and strategies, merchandising, pricing strategies, merchandise sources, client sources, system designs, procedure manuals, automated data programs, financing methods, financial projections, terms and conditions of arrangements of any business, computer software, reports, personnel procedures, supply and services resources, names and addresses of customers and suppliers, lead company’s contacts, names of professional advisors, and all other information pertaining to customers and suppliers of the business, including, but not limited to assets, business interest, personal data and all other information pertaining to the business, customers or suppliers whatsoever. All information disclosed to Ms. Maxwell, or to which Ms. Maxwell had access during the period of her employment with the Company, for which there is any reasonable basis to be believed is, or which appears to be treated by the Company as Confidential Information, shall be presumed to be Confidential Information hereunder.

6.         Confidentiality of Terms of Agreement. As an additional material inducement for the Company to enter this Agreement, Ms. Maxwell represents that she agrees to keep confidential the existence and terms of this Agreement, as well as any discussions with the Company concerning this Agreement, and will not disclose the provisions hereof to anyone except Ms. Maxwell’s spouse, attorney(s) and tax advisor(s) or except as required by law. Ms. Maxwell agrees that in the event of disclosure to any of the above-referenced persons, she will advise such person(s) to whom the disclosure is made, in advance, of the obligation to preserve and maintain the confidentiality of the terms and conditions set forth herein. Any further disclosure, other than as authorized above, shall constitute a breach of this Agreement.

7.         Return of Company Property and Confidential Information. Ms. Maxwell acknowledges that documents and other work product created during her affiliation with the Company are Company property and that all such documents created or obtained by, or furnished to, Ms. Maxwell during the course of or in connection with her employment with the Company are the Company’s exclusive property. Accordingly, Ms. Maxwell agrees that: (i) she did not and will not take with her, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials whether or not embodying or recording any Confidential Information (as defined in Paragraph 5), including copies; and (ii) she will promptly return to the Company all Company property (excluding Company property that Ms. Maxwell retains with the consent of the Company and/or pursuant to this Agreement) including, but not limited to, Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in her possession or control, and she will not use, disclose, distribute, or cause to be distributed such materials in any way or in any format. Ms. Maxwell will submit all passwords and logins, as well as any access keys, cell phone, laptop, Company credit card, telephone card, and other Company property in her possession to Company’s Human Resources Department by the close of business on the Employment Termination Date. Notwithstanding the foregoing, the Company agrees that Ms. Maxwell retains full ownership of the rights to: (1) the CD labeled, "Spiritual Confidence: Finding the POWER Within!," Terry Frey, Succeed on Purpose," and copyrighted in June 2002; and (2) the materials titled "Building Leaders of Leaders," and copyrighted in 1998 by EduNet.

8.         Notice and Cooperation. Ms. Maxwell agrees not to assist third parties in connection with pending or threatened litigation or with other claims against or related to the Company or any of its affiliate companies or divisions or any of their officers, directors, owners, agents, employees, subsidiaries, affiliates, successors, or assigns (collectively referred to as the “Company” for purposes of this Paragraph 8 unless required to do so by law. If Ms. Maxwell is subpoenaed or contacted by any attorney or party who is pursuing or considering a lawsuit, claim, or investigation against the Company, Ms. Maxwell agrees to immediately within forty-eight (48) hours provide notice to the General Counsel (or his or her designee) in writing via e-mail to kclark@mannatech.com, or via fax to (972) 471-7387, and/or via regular mail addressed to the Company at 600 South Royal Lane, Suite 200, Coppell, Texas 75019, Attention: General Counsel. Ms. Maxwell further agrees that, if requested, she will meet and confer with the General Counsel or designee before interviewing with, meeting, or giving a statement to any attorney or party in connection with such a lawsuit, claim, or investigation. Ms. Maxwell shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Ms. Maxwell was employed by the Company. The Company shall reimburse Ms. Maxwell for all costs and expenses incurred in connection with her performance under this Paragraph 8, including, but not limited to, reasonable attorneys’ fees and costs.

9.         No Re-Employment or Independent Associate Status. Ms. Maxwell agrees that she will not seek, apply for, accept, or otherwise pursue employment or independent Associate status with the Company or any of its affiliates after the Employment Termination Date. Ms.

Maxwell acknowledges that if she re-applies for or seeks employment, or applies to become an independent Associate, with the Company or its affiliates, the Company’s or its affiliate’s refusal to hire her, or approve her application to become an independent Associate, based on this provision will provide a complete defense to any claims arising from her attempt to apply for employment or independent Associate status.

10.       Non-Disparagement. Ms. Maxwell agrees not to make negative or disparaging remarks to any person about the Releasees, or her employment with the Company, or the events which led to this Agreement, and agrees that she will not speak publicly to the media or anyone else, individually or through her legal or other representatives, about these matters or this Agreement; provided, however, that this non-disparagement provision shall not be interpreted to prevent Ms. Maxwell from providing non-privileged truthful testimony or other required response to a subpoena or Court order. The Company likewise agrees not to make negative or disparaging remarks to any person about Ms. Maxwell, or her employment with the Company, or the events which led to this Agreement, and the Company agrees that it will not speak publicly to the media or anyone else, through its legal or other representatives, about these matters or this Agreement; provided, however, that this non-disparagement provision shall not be interpreted to prevent the Company, including its employees, agents or representatives, from providing non-privileged truthful testimony or other required response to a subpoena or Court order.

11.       Neutral Reference. Unless otherwise required by law, the Company, through its Human Resources Department, agrees to provide only a neutral reference, i.e., Ms. Maxwell’s dates of employment and positions held, in response to any inquiries regarding her employment with the Company. The Company agrees not to disclose Ms. Maxwell’s eligibility for rehire as part of this neutral reference.

12.       Governing Law and Consent to Venue. This Agreement is governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. The parties agree that any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Paragraphs 18 and 19, shall be instituted and litigated only in Dallas, Texas.

13.       Representations. The parties to this Agreement represent and acknowledge that in entering and executing this Agreement, they have not relied upon any representations or statements made by any other party to this Agreement, or by the agents, representatives, or attorneys of any other party, with regard to the subject matter, basis, or effect of this Agreement.

14.       Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, except that this Agreement shall be interpreted in conjunction with and shall not supersede any confidentiality agreements, nondisclosure agreements, or agreements regarding stock options that have been entered into between Ms. Maxwell and the Company and that were intended by Ms. Maxwell and the Company to remain in effect after Ms. Maxwell separation from the Company. This Agreement cannot be amended or modified, unless such amendment or modification is in writing and signed by the Chief Operating Officer and Ms. Maxwell.

15.       Severability. Should any court of competent jurisdiction declare any provision of this Agreement to be wholly or partially illegal, invalid, or unenforceable, the offending provision shall be stricken and all remaining provisions shall remain in full force and effect and shall be unaffected by such declaration.

16.       No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company of any improper actions or liability whatsoever as to Ms. Maxwell or any other person, and the Company specifically disclaims any liability to or improper actions against Ms. Maxwell or any other person, on the part of the Releasees.

17.       Waiver of Breach. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing and signed by the Company and Ms. Maxwell.

18.       Remedies. The parties recognize and affirm that in the event of a breach of Paragraphs 4, 5, 6, 7, 8 or 10 of this Agreement or one of the surviving provisions of the Employment Agreement referenced in Paragraph 20 below, money damages would be inadequate and the non-breaching party would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Paragraphs 4, 5, 6, 7, 8 or 10 or one of the surviving provisions of the Employment Agreement referenced in Paragraph 20 below, the non-breaching party may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. In addition, Ms. Maxwell agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Ms. Maxwell of Paragraphs 4, 5, 6, 7, 8 or 10 of this Agreement, or one of the surviving provisions of the Employment Agreement referenced in Paragraph 20 below, against any payments due Ms. Maxwell under this Agreement. The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction, the breaching party will be required to pay the non-breaching party’s attorneys’ fees.

19.       Arbitration. Other than as stated in Paragraph 18, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration will take place in Dallas, Texas. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Paragraph 18. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Paragraph 18, where the arbitrator finds Ms. Maxwell violated Paragraphs 4, 5, 6, 7, 8 or 10 or one of the surviving provisions of the Employment Agreement referenced in Paragraph 20 below. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential

Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

20.       Surviving Provisions of Employment Agreement. The parties agree that Sections 4, 5, 6, 7, 9.6, and 10 of the Employment Agreement shall survive the Employment Agreement and are not superseded by the terms of this Agreement. Notwithstanding the foregoing, should there be any conflict between the terms of the Employment Agreement and this Separation and Release Agreement, this Separation and Release Agreement shall control.

21.       Knowing and Voluntary Execution. Ms. Maxwell understands and agrees that she:

(a)       may take up to twenty-one (21) calendar days from the Employment Termination Date to consider whether or not she desires to execute this Agreement;

(b)       may revoke this Agreement at any time during the seven (7) calendar day period after she signs and delivers this Agreement to the Company. Any such revocation must be in writing and faxed to the General Counsel at (972) 471-7387, Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell, Texas 75019, by the seventh (7th) calendar day. Ms. Maxwell understands that this Agreement is not effective, and Ms. Maxwell is not entitled to the separation payment and benefits specified in Paragraphs 2(a)-(c), until the expiration of this seven (7) calendar day revocation period. Ms. Maxwell understands that upon the expiration of such seven (7) calendar day revocation period this entire Agreement will be binding upon Ms. Maxwell and will be irrevocable;

(c)       has carefully read and fully understands all of the provisions of this Agreement;

(d)       knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

(e)       is hereby advised in writing to consult with an attorney and tax advisor of her choice prior to executing this Agreement and has had the opportunity and sufficient time to seek such advice;

(f)        understands that rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is executed are not waived; and

(g)       agrees that the separation payment(s) and benefits provided in Paragraphs 2(a)-(c) of this Agreement are in addition to any consideration to which she may already be entitled.

PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT, INCLUDING ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

IN WITNESS WHEREOF, the parties have entered into this Agreement.

EMPLOYEE:

_/s/ Terri F. Maxwell__________

Terri Frey Maxwell

COMPANY:

MANNATECH, INCORPORATED

By: _/s/ Stephen D. Fenstermacher___

Name:_Stephen D. Fenstermacher__

Title:__CFO_____________________